Exhibit 5.1

[LETTERHEAD OF MESSNER & REEVES, LLC APPEARS HERE]

January 25, 2006

Chipotle Mexican Grill, Inc.

1543 Wazee Street, Suite 200

Denver, CO 80202

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Chipotle Mexican Grill, Inc. (“Registrant") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering of up to 2,425,000 shares of the Registrant’s Class A Common Stock, $.01 par value per share (the “Shares”) that may be issued pursuant to previous and outstanding option grants made under the terms of the Chipotle Executive Stock Option Plan (as to which 225,000 Shares are subject to outstanding options) and pursuant to the Chipotle 2006 Stock Incentive Compensation Plan, pursuant to which 2,200,000 Shares have been reserved for issuance (collectively, the "Plans"). This opinion is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. In connection therewith, we have examined: (i) all Exhibits filed with the Registration Statement or incorporated by reference therein, being Exhibits to the Registrant’s Registration Statement on Form S-1 (No. 333-129221), (ii) the Plans, (iii) such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Registrant and others.

Members of our firm are admitted to the Bar in the State of Colorado, and we do not express any opinion as to the laws of any other jurisdiction except with respect to the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that all corporate action on the part of the Registrant, its directors and shareholders necessary for the authorization of the Shares has been taken and that subject to the filing in the Office of the Secretary of State of Delaware of the form of Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc. referenced as Exhibit 4.1 to the Registration Statement on Form S-8, and filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-129221), the Shares covered by the Registration Statement, when issued and delivered in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

Sincerely,

MESSNER & REEVES, LCC